Exhibit 99.2
For More Information Contact:
Barbara Bolens (414) 438-6940
For Immediate Release
Brady Corporation increases quarterly dividend to shareholders
MILWAUKEE (September 11, 2007) — Brady Corporation’s (NYSE: BRC) Board of Directors has announced an increase in its quarterly dividend to shareholders of the company’s Class A Common Stock, from $0.14 to $0.15 per share. The dividend will be paid on October 31, 2007, to shareholders of record at the close of business on October 10, 2007. This dividend is the 22nd consecutive annual increase in dividends since the company went public in 1984.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion.
     The company plans to release its fiscal 2007 results tomorrow September 12, 2007. More information is available on the Internet at www.bradycorp.com
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